As filed with the Securities and Exchange Commission on January 27, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FLUSHING FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	11-3209278
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1979 Marcus Avenue, Suite E140
Lake Success, New York 11042
(718) 961-5400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
____________________

John R. Buran
President and Chief Executive Officer
Flushing Financial Corporation
1979 Marcus Avenue, Suite E140
Lake Success, New York 11042
(718) 961-5400
(Name, address, including zip code, and telephone number, including area code, of agent for service)
____________________

Copies to:
Douglas J. McClintock, Esq.
Walter G. Van Dorn Jr., Esq.
Sonnenschein Nath & Rosenthal LLP
Two World Financial Center
New York, New York 10281
(212) 768-6700
____________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☒
Non-accelerated Filer ☐	Smaller reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)(2)(3)	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)(2)(3)	Amount of Registration Fee
Fixed Rate Cumulative Perpetual Preferred Stock, Series B, $0.01 par value	70,000 shares	$1,000 (1)	$70,000,000.00	$2,751.00
Warrant to Purchase Common Stock, $0.01 par value, and underlying shares of Common Stock (2)	751,611 shares	$13.97(3)	$10,500,005.67	$412.65
			$80,500,005.67	$3,163.65

(1)
Calculated in accordance with Rule 457(a) and includes such additional number of shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions.

(2)
In addition to the Fixed Rate Cumulative Perpetual Preferred Stock, Series B, there are being registered hereunder (a) a warrant for the purchase of 751,611 shares of common stock with an initial per share exercise price of $13.97, (b) the 751,611 shares of common stock issuable upon exercise of such warrant and (c) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain antidilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416.

(3)	Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $13.97.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed or supplemented. The securities described in this prospectus cannot be sold until the registration statement that we have filed to cover the securities has become effective under the rules of the Securities and Exchange Commission. This prospectus is not an offer to sell the securities, nor is it a solicitation of an offer to buy the securities in any jurisdiction where an offer or sale thereof is not permitted.

Subject to Completion, dated January 27, 2009

PROSPECTUS

FLUSHING FINANCIAL CORPORATION

FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B
WARRANT TO PURCHASE 751,611 SHARES OF COMMON STOCK
751,611 SHARES OF COMMON STOCK

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series B (“Series B Preferred Stock”), a warrant to purchase 751,611 shares of our common stock (the “Warrant”), and any shares of our common stock issuable from time to time upon exercise of the warrant. In this prospectus, we refer to the shares of Series B Preferred Stock, the Warrant and the shares of common stock issuable upon exercise of the Warrant, collectively, as the securities. The Series B Preferred Stock and the Warrant were originally issued by us pursuant to the Letter Agreement dated December 19, 2008, and the related Securities Purchase Agreement – Standard Terms (collectively, the “Purchase Agreement”), between us and the United States Department of the Treasury (“Treasury”), which we refer to as the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) of the Securities Act.

The initial selling securityholder and its successors, including transferees, which we collectively refer to as the selling securityholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of the securities by the selling securityholders.

You should read this prospectus, the information incorporated or deemed to be incorporated by reference in this prospectus and any prospectus supplement carefully before you invest.

Neither the Series B Preferred Stock nor the Warrant is listed on an exchange. Unless requested by the initial selling securityholder, we do not intend to list the Series B Preferred Stock on any exchange. We do not intend to list the Warrant on any exchange.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “FFIC.”  On January 26, 2009, the last reported sales price for our common stock was $8.01 per share.  You are urged to obtain current market quotations of our common stock.

Investing in any securities involves risks. See “Risk Factors” beginning on page 5 of this prospectus.

Our principal executive offices are located at 1979 Marcus Avenue, Suite E140, Lake Success, New York 11042, and our telephone number is (718) 961-5400.  Our internet address is www.flushingsavings.com.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are unsecured and are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries, and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. These securities involve investment risks, including possible loss of principal.

The date of this prospectus is [                ] , 2009

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process.  Under this shelf registration process, the selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is offering to sell, and is seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement.  We urge you to read this prospectus and, if applicable, any prospectus supplement together with additional information described under the headings “Available Information” and “Incorporation of Certain Documents by Reference.”

EXPLANATORY NOTE

In this prospectus, unless the context indicates otherwise, references to the “Company,” “we,” “our” and “us” refer to the activities and the assets and liabilities of Flushing Financial Corporation, including its subsidiaries, Flushing Savings Bank, FSB, a federally chartered stock savings bank (the “Bank”), Flushing Financial Capital Trust II, Flushing Financial Capital Trust III and Flushing Financial Capital Trust IV, which are special purpose business trusts formed during 2007 to issue capital securities, and the four subsidiaries of the Bank: Flushing Commercial Bank, Flushing Preferred Funding Corporation, Flushing Service Corporation, and FSB Properties Inc.

See “Our Company” on page 4 of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with the SEC. You may read and copy any of these filed documents at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC, 20549. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.  You may also inspect copies of these reports, proxy statements and other information at the offices of the Nasdaq Stock Market, Inc., One Liberty Plaza, 165 Broadway, New York, NY 10006.

Our website is www.flushingsavings.com.  We make available free of charge on our website, via a link to a third party website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements, registration statements, select other filings and any amendments to such reports filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.  Unless specifically incorporated by reference into this prospectus, information contained on our website is not, and should not be interpreted to be, part of this prospectus.

This prospectus is part of a Registration Statement and does not contain all of the information included in the Registration Statement. Whenever a reference is made in this prospectus or any prospectus supplement, if applicable, to any contract or other document of ours, you should refer to the exhibits that are a part of the Registration Statement for a copy of the referenced contract or document. Statements contained in this prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC in other documents.  This means that we can disclose important information to you by referring you to other documents filed separately with the SEC.  The information that we incorporate by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information contained in this prospectus.

This prospectus incorporates by reference the documents that we have filed with the SEC.  These documents contain important information about us that is not included in or delivered with this prospectus.  The following documents filed with the SEC pursuant to Section 13 of the Exchange Act (File No. 001-33013) are incorporated by reference:

•
our annual report on Form 10-K for the year ended December 31, 2007, including those portions incorporated by reference therein of our definitive proxy statement on Schedule 14A filed with the SEC on April 7, 2008;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008; and

•	our current reports on Form 8-K filed January 4, February 28, March 3 and 24, May 21 and 27, June 3, August 20, November 19, December 5, December 22 and December 23, 2008.

All documents that we will file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of any offering of securities under this prospectus shall be deemed to be incorporated by reference and to be a part of this prospectus from the date such documents are filed, provided, however, that we are not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any current report on Form 8-K.

We will provide to you, without charge, a copy of any or all documents incorporated by reference into this prospectus except the exhibits to those documents (unless they are specifically incorporated by reference in those documents).  You may request copies by writing or telephoning: David Fry, Executive Vice President and Chief Financial Officer, Flushing Financial Corporation, 1979 Marcus Avenue, Suite E140, Lake Success, New York 11042, telephone number (718) 961-5400.

You should rely only upon the information provided in this document, or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover or the date given in the applicable document.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of invoking these safe harbor provisions.  You can identify these statements from our use of the words “plan,” “forecast,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target,” “is likely,” “will,” “potential,” “may,” “should,” “could,” “predict,” “continue” and similar expressions.  These forward-looking statements may include, among other things:

•	statements and assumptions relating to financial performance;

•	statements relating to the anticipated effects on results of operations or financial condition from recent or future developments or events;

•	statements relating to our business and growth strategies and our regulatory capital levels; and

•	any other statements, projections or assumptions that are not historical facts.

We qualify any forward-looking statements entirely by these and the following cautionary factors.

Actual future results may differ materially from our forward-looking statements, and we qualify all forward-looking statements by various risks and uncertainties we face, as well as the assumptions underlying the statements, including the following, cautionary factors: potential deterioration or effects of general economic conditions, particularly in sectors relating to real estate and/or mortgage lending and small business lending; fluctuations in housing prices; potential changes in direction, volatility and relative movement (basis risk) of interest rates, which may affect consumer demand for our products and the management and success of our interest rate risk management strategies; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force; the relative profitability of our lending and deposit operations; the valuation and management of our portfolios, including the use of external and internal modeling assumptions we embed in the valuation of those portfolios and short-term swings in the valuation of such portfolios; borrowers’ refinancing opportunities, which may affect the prepayment assumptions used in our valuation estimates and which may affect loan demand; unanticipated deterioration in the credit quality or collectability of our loan and lease assets, including deterioration resulting from the effects of natural disasters; unanticipated deterioration or changes in estimates of the carrying value of our other assets, including securities; difficulties in delivering products to the secondary market as planned; difficulties in expanding our business and obtaining or retaining deposit or other funding sources as needed, and other constraints resulting from regulatory actions; competition from other financial service providers for experienced managers as well as for customers; changes in variable compensation plans related to the performance and valuation of lines of business where we tie compensation systems to line-of-business performance; unanticipated lawsuits or outcomes in litigation; legislative or regulatory changes, including changes in laws, rules or regulations that affect tax, consumer or commercial lending, corporate governance and disclosure requirements, and other laws, rules or regulations affecting the rights and responsibilities our holding company, state-chartered bank or federal savings bank subsidiaries; the availability of resources to address changes in laws, rules or regulations or to respond to regulatory actions; changes in applicable accounting policies or principles or their application to our businesses or final audit adjustments, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods.

In addition, our past results of operations do not necessarily indicate our future results.  We discuss these and other uncertainties in the “Risk Factors” section of this prospectus beginning on page 5 and in our annual report on Form 10-K for the year ended December 31, 2007 and in our quarterly report on Form 10-Q for the quarter ended September 30, 2008, as well as in any future filings we may make that may be incorporated by reference herein.  For information on the documents we are incorporating by reference and how to obtain a copy, please see “Where You Can Find More Information” on page 1 of this prospectus.  We undertake no obligation to update publicly any of these statements in light of future events, except as required in subsequent reports that we file with the SEC.

OUR COMPANY

Flushing Financial Corporation (the “Holding Company”) is a Delaware corporation organized in May 1994 at the direction of the Bank.  The Holding Company’s principal executive offices are located at 1979 Marcus Avenue, Suite E140, Lake Success, New York 11042, and its telephone number is (718) 961-5400.

The Bank was organized in 1929 as a New York State chartered mutual savings bank. In 1994, the Bank converted to a federally chartered mutual savings bank and changed its name from Flushing Savings Bank to Flushing Savings Bank, FSB.  The Bank converted from a federally chartered mutual savings bank to a federally chartered stock savings bank on November 21, 1995, at which time the Holding Company acquired all of the stock of the Bank.  The primary business of the Holding Company at this time is the operation of its wholly owned subsidiary, the Bank. The Bank owns four subsidiaries: Flushing Commercial Bank, Flushing Preferred Funding Corporation, Flushing Service Corporation, and FSB Properties Inc. In November, 2006, the Bank launched an internet branch, iGObanking.com®.  The activities of the Holding Company are primarily funded by dividends, if any, received from the Bank.  Flushing Financial Corporation’s common stock is traded on the NASDAQ Global Select Market under the symbol “FFIC.”

The Holding Company also owns Flushing Financial Capital Trust II, Flushing Financial Capital Trust III, and Flushing Financial Capital Trust IV (the “Trusts”), special purpose business trusts formed during 2007 to issue capital securities.  The Trusts used the proceeds from the issuance of these capital securities, and the proceeds from the issuance of their common stock, to purchase junior subordinated debentures from the Holding Company.  In accordance with the requirements of Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, we do not include the Trusts in the consolidated financial statements of the Holding Company.  The Holding Company previously owned Flushing Financial Capital Trust I (the “Trust”), which was a special purpose business trust formed in 2002 similar to the Trusts discussed above.  The Trust called its outstanding capital securities during July 2007, and was then liquidated.  Prior to 2004, the Trust was included in the consolidated financial statements of the Holding Company.  Effective January 1, 2004, in accordance with the requirements of FASB Interpretation No. 46R, the Trust was deconsolidated.

Unless otherwise disclosed, the information presented in this prospectus reflects the financial condition and results of operations of the Holding Company, the Bank and the Bank’s subsidiaries on a consolidated basis.  At September 30, 2008, the Company had total assets of $3.6 billion, deposits of $2.2 billion and stockholders’ equity of $232.2 million.

The Bank’s principal business is attracting retail deposits from the general public and investing those deposits together with funds generated from ongoing operations and borrowings, primarily in (1) originations and purchases of one-to-four family (focusing on mixed-use properties – properties that contain both residential dwelling units and commercial units), multi-family residential and commercial real estate mortgage loans; (2) construction loans, primarily for multi-family residential properties; (3) Small Business Administration loans and other small business loans; (4) mortgage loan surrogates such as mortgage-backed securities; and (5) U.S. government securities, corporate fixed-income securities and other marketable securities.  The Bank also originates certain other consumer loans.  The Bank’s revenues are derived principally from interest on its mortgage and other loans and mortgage-backed securities portfolio, and interest and dividends on other investments in its securities portfolio. The Bank’s primary sources of funds are deposits, Federal Home Loan Bank of New York borrowings, repurchase agreements, principal and interest payments on loans, mortgage-backed and other securities, proceeds from sales of securities and, to a lesser extent, proceeds from sales of loans. As a federal savings bank, the Bank’s primary regulator is the Office of Thrift Supervision (“OTS”).  The Bank’s deposits are insured to the maximum allowable amount by the Federal Deposit Insurance Corporation.  Additionally, the Bank is a member of the Federal Home Loan Bank system.

In addition to operating the Bank, the Holding Company invests primarily in U.S. government securities, mortgage-backed securities, and corporate securities.  The Holding Company also holds a note evidencing a loan that it made to an employee benefit trust established by the Holding Company for the purpose of holding shares for allocation or distribution under certain employee benefit plans of the Holding Company and the Bank (the “Employee Benefit Trust”).  The funds provided by this loan enabled the Employee Benefit Trust to acquire 2,328,750 shares, or 8%, of the common stock issued in our initial public offering.

RISK FACTORS

Before you invest in our securities, in addition to the risk factor set forth below and other information, documents or reports included or incorporated by reference in this prospectus and, if applicable, any prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement, as well as our most recent Annual Report on Form 10-K, and in our Quarterly Reports on Form 10-Q filed subsequent to the Annual Report on Form 10-K, which are incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment.

Because of our participation in the Treasury’s Capital Purchase Program, we are subject to several restrictions including restrictions on our ability to declare or pay dividends and repurchase our shares as well as restrictions on our executive compensation.

On December 19, 2008, pursuant to the Purchase Agreement, the Company issued to the Treasury for aggregate consideration of $70,000,000 (i) 70,000 shares of the Series B Preferred Stock, par value $0.01 per share and liquidation preference $1,000 per share, and (ii) the Warrant to purchase up to 751,611 shares of the Company’s common stock, par value $0.01 per share, at an initial price of $13.97 per share.  Pursuant to the terms of the Purchase Agreement, our ability to declare or pay dividends on any of our shares is limited. Specifically, we are unable to declare dividend payments on common, junior preferred or pari passu preferred shares if we are in arrears on the dividends on the Series B Preferred Stock. Further, we are not permitted to increase dividends on our common stock above the amount of the last quarterly cash dividend per share declared prior to October 14, 2008 without the Treasury’s approval until the third anniversary of the investment unless all of the Series B Preferred Stock has been redeemed or transferred.  In addition, our ability to repurchase our shares is restricted.  Treasury consent generally is required for us to make any stock repurchase until the third anniversary of the investment by the Treasury unless all of the Series B Preferred Stock has been redeemed or transferred. Further, common, junior preferred or pari passu preferred shares may not be repurchased if we are in arrears on the Series B Preferred Stock dividends.

In addition, pursuant to the terms of the Purchase Agreement, we adopted the Treasury’s standards for executive compensation and corporate governance for the period during which the Treasury holds the equity issued pursuant to the Purchase Agreement, including the common stock which may be issued pursuant to the Warrant.  These standards generally apply to our Chief Executive Officer, Chief Financial Officer and the three next most highly compensated executive officers. The standards include (1) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution; (2) required clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (3) prohibition on making golden parachute payments to senior executives; and (4) agreement not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive.  In particular, the change to the deductibility limit on executive compensation will likely increase the overall cost of our compensation programs in future periods.  Since the Warrant has a ten year term, we could potentially be subject to the executive compensation and corporate governance restrictions for a ten year time period.

USE OF PROCEEDS

We will not receive any proceeds from any sale of the securities by the selling securityholders.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges for the periods presented (dollars in thousands):

	Nine Months Ended September 30,		Fiscal Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003

Including Interest Paid on Deposits:
Earnings before income taxes	$24,233	$24,987	$31,115	$34,757	$38,593	$37,045	$35,222

Combined fixed charges:
Interest expense on deposits	56,950	56,851	78,017	56,857	34,657	28,972	27,521
Interest expense on borrowed funds	39,105	31,596	44,607	33,823	29,572	23,261	24,655

Total fixed charges	96,055	88,447	122,624	90,680	64,229	52,233	52,176

Earnings before income taxes and fixed charges	$120,288	$113,434	$153,739	$125,437	$102,822	$89,278	$87,398

Ratio of earnings to fixed charges	1.25	1.28	1.25	1.38	1.60	1.71	1.68

Excluding Interest Paid on Deposits:
Earnings before income taxes	$24,233	$24,987	$31,115	$34,757	$38,593	$37,045	$35,222

Combined fixed charges:
Interest expense on borrowed funds	39,105	31,596	44,607	33,823	29,572	23,261	24,655

Total fixed charges	39,105	31,596	44,607	33,823	29,572	23,261	24,655

Earnings before income taxes and fixed charges	$63,338	$56,583	$75,722	$68,580	$68,165	$60,306	$59,877

Ratio of earnings to fixed charges	1.62	1.79	1.70	2.03	2.31	2.59	2.43

DESCRIPTION OF SERIES B PREFERRED STOCK

The following is a brief description of the terms of the Series B Preferred Stock that may be resold by the selling securityholders.  This summary does not purport to be complete in all respects. This description is subject to is and qualified in its entirety by reference to the Certificate of Designations with respect to the Series B Preferred Stock, copies of which have been filed with the SEC as Exhibit 3.1 to the Company’s Form 8-K filed on December 23, 2008 and are also available upon request from us.

General.  Our charter, as amended, provides that we may issue up to 45,000,000 shares of capital stock, consisting of 40,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.  Of such number of shares of preferred stock authorized, 70,000 shares have been designated as Series B Preferred Stock, all of which shares of Series B Preferred Stock were issued to the initial selling security holder in a transaction exempt from the registration requirements of the Securities Act.  No other shares of preferred stock are issued and outstanding as of the date hereof.

Our Board of Directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series and to fix the number of shares, dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking funds, and any other rights, preferences, privileges and restrictions applicable to each such series of preferred stock, subject to limitations set forth in our Certificate of Incorporation, as amended.

Dividends Payable On Shares of Series B Preferred

Dividends Payable on Series B Preferred Stock.  Holders of Series B Preferred Stock are entitled to receive if, as and when declared by our board of directors, out of legally available funds, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of Series B Preferred Stock with respect to each dividend period from December 19, 2008 to, but excluding, February 15, 2014.  From and after February 15, 2014, holders of Series B Preferred Stock are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of Series B Preferred Stock with respect to each dividend period thereafter.

Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15 (each a “dividend payment date”), starting with February 15, 2009. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the applicable postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to Series B Preferred Stock are payable to holders of record of Series B Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

If we determine not to pay any dividend or a full dividend with respect to Series B Preferred Stock, we are required to provide written notice to the holders of Series B Preferred Stock prior to the applicable dividend payment date.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The OTS is authorized to determine, under certain circumstances relating to the financial condition of a savings and loan holding company, such as the Company, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

Priority of Dividends.  With respect to the payment of dividends and the amounts to be paid upon liquidation, Series B Preferred Stock will rank:

•	senior to our common stock and all other equity securities designated as ranking junior to Series B Preferred Stock; and

•
at least equally with all other equity securities designated as ranking on a parity with Series B Preferred Stock (“parity stock”), with respect to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding-up of the Company.

So long as any shares of Series B Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on the Company’s common stock or other junior stock, other than a dividend payable solely in common stock.

In addition, we may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on Series B Preferred Stock for all prior dividend periods, other than:

•	purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business;

•
purchases or other acquisitions by broker-dealer subsidiaries of the Company solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

•	purchases or other acquisitions by broker-dealer subsidiaries of the Company for resale pursuant to an offering by us of our stock that is underwritten by the related broker-dealer subsidiary;

•	any dividends or distributions of rights or junior stock in connection with any stockholders’ rights plan or repurchases of rights pursuant to any stockholders’ rights plan;

•	acquisition by us of record ownership of junior stock or parity stock for the beneficial ownership of any other person (other than us), including as trustees or custodians; and

•
the exchange or conversion of (i) junior stock for or into other junior stock or (ii) parity stock for or into other parity stock or junior stock, but only to the extent that (x) such acquisition is required pursuant to binding contractual agreements entered into before December 19, 2008 or (y) any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

If we repurchase shares of Series B Preferred Stock from a holder other than the Treasury, we must offer to repurchase a ratable portion of Series B Preferred Stock then held by the Treasury.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on Series B Preferred Stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for Series B Preferred Stock), with respect to Series B Preferred Stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series B Preferred Stock from time to time out of any funds legally available for such payment, and Series B Preferred Stock shall not be entitled to participate in any such dividend.

Redemption.   The Series B Preferred Stock may not be redeemed prior to December 19, 2011 unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to $17,500,000 which equals 25% of the aggregate liquidation amount of the Series B Preferred Stock on the date of issuance. In such a case, we may redeem the Series B Preferred Stock, subject to the approval of the OTS, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by the Company from such qualified equity offerings. A “qualified equity offering” is a sale and issuance for cash by the Company, to persons other than the Company or its subsidiaries after December 19, 2008, of shares of perpetual preferred stock, common stock or a combination thereof, that in each case qualify as tier 1 capital of the Company at the time of issuance under the applicable risk-based capital guidelines of the OTS. Qualified equity offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of common stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.

After December 19, 2011, the Series B Preferred Stock may be redeemed at any time, subject to the approval of the OTS, in whole or in part, subject to notice as described below.

In any redemption, the redemption price shall be an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.

The Series B Preferred Stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series B Preferred Stock have no right to require the redemption or repurchase of the Series B Preferred Stock.

In case of any redemption of less than all of the shares of Series B Preferred Stock, the shares to be redeemed will be selected either pro rata or in such other manner as our board of directors may determine to be fair and equitable.

We will mail notice of any redemption of Series B Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series B Preferred Stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Series B Preferred Stock designated for redemption will not affect the redemption of any other Series B Preferred Stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Series B Preferred Stock are to be redeemed, and the number of shares of Series B Preferred Stock to be redeemed (and, if less than all shares of Series B Preferred Stock held by the applicable holder, the number of shares to be redeemed from the holder).

Shares of Series B Preferred Stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.

Liquidation Rights.  In the event that the Company voluntarily or involuntarily liquidates, dissolves or winds up its affairs, holders of Series B Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of Series B Preferred Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to stockholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series B Preferred Stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series B Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series B Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series B Preferred Stock has been paid in full to all holders of Series B Preferred Stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to Series B Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by the Company with or into, any other corporation or by another corporation with or into the Company, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights.  Except as indicated below or otherwise required by law, the holders of Series B Preferred Stock will not have any voting rights.

Election of Two Directors upon Non-Payment of Dividends. If the dividends on the Series B Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting the Company’s board of directors will be automatically increased by two. Holders of Series B Preferred Stock, together with the holders of any outstanding parity stock with like voting rights (the “Voting Parity Stock”), voting as a single class, will be entitled to elect the two additional members of the Company’s board of directors (the “Preferred Stock Directors”), at the next annual meeting (or at a special meeting called for the purpose of electing the Preferred Stock Directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any Preferred Stock Director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the NASDAQ Global Select Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of Series B Preferred Stock and Voting Parity Stock to vote for Preferred Stock Directors, as described above, the Preferred Stock Directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors of the Company will be reduced by the number of Preferred Stock Directors that the holders of Series B Preferred Stock and Voting Parity Stock had been entitled to elect. The holders of a majority of shares of Series B Preferred Stock and Voting Parity Stock, voting as a class, may remove any Preferred Stock Director, with or without cause, and the holders of a majority of the shares of Series B Preferred Stock and Voting Parity Stock, voting as a class, may fill any vacancy created by the removal of a Preferred Stock Director. If the office of a Preferred Stock Director becomes vacant for any other reason, the remaining Preferred Stock Director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights. So long as any shares of Series B Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by our restated certificate of incorporation, the vote or consent of the holders of at least 66-2/3% of the shares of Series B Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

•
any amendment or alternation of our Certificate of Incorporation, as amended, to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series B Preferred Stock with respect to payment of dividends and/or distribution of assets on our liquidation, dissolution or winding up;

•
any amendment, alternation or repeal of any provision of the Certificate of Amendment to our Certificate of Incorporation with respect to the Series B Preferred Stock so as to adversely affect the rights, preferences, privileges or voting powers of Series B Preferred Stock; or

•
any consummation of a binding share exchange or reclassification involving the Series B Preferred Stock or a merger or consolidation of the Company with another entity, unless the shares of Series B Preferred Stock remain outstanding following any such transaction or, if the Company is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Series B Preferred Stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series B Preferred Stock, taken as a whole.

Holders of the Series B Preferred Stock are entitled to one vote for each share on any matter on which such holders are entitled to vote.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series B Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series B Preferred Stock to effect the redemption.

DESCRIPTION OF THE WARRANT

The following is a brief description of the terms of  the Warrant that may be resold by the selling securityholders.  This summary does not purport to be complete in all respects. This description is subject to is and qualified in its entirety by reference to the Warrant, copies of which have been filed with the SEC as Exhibit 4.2 to the Company’s Form 8-K filed on December 23, 2008 and are also available upon request from us.

Shares of Common Stock Subject to the Warrant.  The Warrant is initially exercisable for 751,611 shares of our common stock. If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $70,000,000, which is equal to 100% of the aggregate liquidation preference of the Series B Preferred Stock, the number of shares of common stock underlying the warrant then held by the Treasury will be reduced by 50% to 375,805.5 shares. The number of shares subject to the Warrant are subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”

Exercise of the Warrant.  The initial exercise price applicable to the Warrant is $13.97 per share of common stock for which the Warrant may be exercised. The Warrant may be exercised at any time on or before December 19, 2018 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant and the payment of the exercise price for the shares of common stock for which the Warrant is being exercised. The exercise price may be paid either by the withholding by the Company of such number of shares of common stock issuable upon exercise of the Warrant equal to the value of the aggregate exercise price of the Warrant determined by reference to the market price of our common stock on the trading day on which the Warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the Warrant is subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”

Upon exercise of the Warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the Warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the Warrant (less the pro-rated exercise price of the Warrant) for any fractional shares that would have otherwise been issuable upon exercise of the Warrant. We will at all times reserve the aggregate number of shares of our common stock for which the Warrant may be exercised.

Rights as a Stockholder.  The warrantholder shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the Warrant has been exercised.

Transferability.  The Treasury may not transfer a portion of the Warrant with respect to more than 375,805.5 shares of common stock until the earlier of the date on which the Company has received aggregate gross proceeds from a qualified equity offering of at least $70,000,000 and December 31, 2009. The Warrant, and all rights under the Warrant, are otherwise transferable.

Adjustments to the Warrant.

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the Warrant may be exercised and the exercise price applicable to the Warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.

Anti-dilution Adjustment. Until the earlier of December 19, 2011 and the date the Treasury no longer holds the Warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the Warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:

•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

•
in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

•	in connection with the exercise of preemptive rights on terms existing as of December 19, 2008.

Other Distributions.  If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the Warrant will be adjusted to reflect such distribution.

Certain Repurchases.  If we affect a pro rata repurchase of common stock both the number of shares issuable upon exercise of the Warrant and the exercise price will be adjusted.

Business Combinations.  In the event of a merger, consolidation or similar transaction involving the Company and requiring stockholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the warrant shall be converted into the right to exercise the Warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the Warrant may be exercised, as if the Warrant had been exercised prior to such merger, consolidation or similar transaction.

DESCRIPTION OF OUR COMMON STOCK

The following is a description of our common stock and certain provisions of our certificate of incorporation, bylaws and certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our certificate of incorporation and bylaws, copies of which are available as set forth under “Incorporation of Certain Documents by Reference.”

General.  Under our Certificate of Incorporation, as amended, we have authority to issue up to 40,000,000 shares of common stock, par value $0.01 per share, of which 21,625,709 shares were outstanding as of January 20, 2009.

Voting Rights.  Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders.  There is no cumulative voting for election of directors.  Accordingly, the holders of a majority of the shares voted can elect all of the nominees for director.  Except as otherwise provided by law, holders of shares of our common stock vote together as a single class.

Dividend Rights.  Subject to the Delaware General Corporation Law (“DGCL”) and the rights of holders of any outstanding preferred stock, holders of our common stock will be entitled to share dividends equally, share for share.

Liquidation and Dissolution. In the event of the liquidation, dissolution and winding up of the Company, the holders of our common stock are entitled to receive ratably all of the assets of the Company available for distribution after satisfaction of all liabilities of the Company, subject to the rights of the holders of any shares of the Company’s preferred stock that may be issued from time to time.

Other Rights.  Holders of shares of our common stock have no preemptive or conversion rights or other subscription rights.  There are no redemption or sinking fund provisions applicable to the common stock.  All shares of common stock will, when issued, be fully paid and non-assessable.

MATERIAL PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS

The following discussion is a general summary of the material provisions of Flushing Financial Corporation’s certificate of incorporation and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect, thereby possibly discouraging a third party from seeking control of Flushing Financial Corporation. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Flushing Financial Corporation’s certificate of incorporation and bylaws, reference should be made in each case to the document in question.

Flushing Financial Corporation’s certificate of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders, which might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Flushing Financial Corporation more difficult.

Directors. The board of directors is divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of Flushing Financial Corporation’s board of directors. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual or special meeting of stockholders.

Restrictions on Call of Special Meetings. The certificate of incorporation and bylaws provide that special meetings of stockholders can be called only by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directorships. Stockholders are not authorized to call a special meeting of stockholders.

Restrictions on Removing Directors from Office. The certificate of incorporation provides that directors may be removed only for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of Flushing Financial Corporation’s then outstanding common stock entitled to vote.

Authorized but Unissued Shares. Flushing Financial has authorized but unissued shares of common and preferred stock.  The certificate of incorporation authorizes 5,000,000 shares of serial preferred stock. Flushing Financial Corporation is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designation, powers, preferences, and rights of the shares of each series, and any qualifications, limitations or restrictions on such shares. In the event of a proposed merger, tender offer or other attempt to gain control of Flushing Financial Corporation that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future attempt to gain control of Flushing Financial Corporation. The board of directors has no present plan to issue any preferred stock in addition to the preferred stock issued to the Treasury, as described above.

Amendments to Certificate of Incorporation. Approval by (i) at least 80% of the outstanding voting stock and (ii) at least two-thirds of the outstanding voting stock not beneficially owned by an interested stockholder is required to amend the following provisions:

•	the ability of the stockholders to adopt, alter, amend or repeal the bylaws;

•	the inability of the stockholders to take any action by consent in writing;

•
The requirement that the affirmative vote of least 80% of the outstanding shares of voting stock and two-thirds of the outstanding shares of voting stock not beneficially owned by an interested stockholder is required to consummate certain transactions with an interested stockholder or any affiliate or associate of an interested stockholder;

•	The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Flushing Financial;

•	The division of the board of directors into three staggered classes;

•	The ability of the board of directors to fill vacancies on the board;

•	The inability to deviate from the manner prescribed in the bylaws by which stockholders nominate directors and bring other business before meetings of stockholders;

•	The requirement that at least 80% of stockholders must vote to remove directors, and can only remove directors for cause; and

•	The ability of the stockholders to alter, amend or adopt certain provisions of the certificate of incorporation.

PLAN OF DISTRIBUTION

We are registering the securities covered by this prospectus for the selling securityholders.

We will pay the costs and fees of registering the securities covered by this prospectus and other expenses related to the registration of the securities to the extent required by the Purchase Agreement. However, the Company will not pay any underwriting discounts or commissions or other amounts payable to underwriters, dealers or agents, or any transfer taxes or other expenses associated with the sale of the securities, on behalf of the selling securityholders. Pursuant to the Purchase Agreement, the Company has agreed to provide certain indemnification to the selling securityholders against certain liabilities, including certain liabilities under the Securities Act, in connection with this offering.

The selling securityholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale of the securities.

The securities being offered hereby may be sold from time to time, by the selling securityholders by one or more of the following methods:

•	to or through underwriting syndicates represented by managing underwriters;

•	through one or more underwriters without a syndicate for them to offer and sell to the public;

•	through broker-dealers or agents; and

•	to investors directly in negotiated sales or in competitive bid transactions.

If the selling securityholders use underwriters in the sale of some or all of the securities covered by this prospectus, the underwriters will acquire the securities for their own account.  The obligations of the underwriters to purchase the securities will be subject to certain conditions.  Unless indicated otherwise, the underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased.

Unless otherwise indicated, when securities are sold through an agent, the designated agent will agree, for the period of its appointment as agent, to use its best efforts to sell the securities for the account of the selling securityholders and will receive commissions from the selling securityholders.

Broker-dealers, agents or underwriters may receive compensation in the form of discounts, concessions or commissions from the selling securityholders and/or the purchasers of securities for whom such broker-dealers, agents or underwriters may act as agents or to whom they sell as principal, or both (this compensation to a particular broker-dealer might be in excess of customary commissions).

The selling securityholders may also sell offered securities directly. In this case, no underwriters or agents would be involved.

The securities may be sold from time to time in one or more transactions:

•	at fixed prices, which may be changed;

•	at market prices prevailing at the time of the sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

These sales may be affected in transactions, which may involve crosses or block transactions:

•
on any national securities exchange or quotation service on which the preferred stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NASDAQ Global Select Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A promulgated under the Securities Act may also be sold under Rule 144 or Rule 144A in certain instances, rather than pursuant to this prospectus.  In addition to selling the securities under this prospectus, the selling securityholders may transfer the securities in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer. The selling securityholders may also transfer the shares by other means not described in this prospectus.  Moreover, the selling securityholders may decide not to sell any securities offered hereby.

In addition, in connection with the sale of the securities or otherwise, the selling securityholders may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions, which may in turn engage in short sales of the common stock issuable upon exercise of the Warrant in the course of hedging the positions they assume. The selling securityholders may also sell short the common stock issuable upon exercise of the Warrant and deliver common stock to close out short positions, or loan or pledge the Series B Preferred Stock or the common stock issuable upon exercise of the Warrant to broker-dealers that in turn may sell these securities.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling securityholders and any underwriters and distribution participants will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares by the selling securityholders. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

Underwriters and others who are deemed to be underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, upon being notified by the selling securityholders that a material arrangement has been entered into with a broker, dealer, agent or underwriter for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer.  Such prospectus supplement will disclose:

•	the name of the selling securityholders and any participating broker, dealer, agent or underwriter;

•	the number and type of securities involved;

•	the price at which such securities were sold;

•	any securities exchanges on which such securities may be listed;

•	the commissions paid or discounts or concessions allowed to any such broker, dealer, agent or underwriter where applicable; and

•	other facts material to the transaction.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Neither the Series B Preferred Stock nor the Warrant is listed on an exchange. Unless requested by the initial selling securityholder, we do not intend to list the Series B Preferred Stock on any exchange. We do not intend to list the Warrant on any exchange. No assurance can be given as to the liquidity of the trading market, if any, for the Series B Preferred Stock.

SELLING SECURITY HOLDERS

On December 19, 2008, we issued the securities covered by this prospectus to the United States Department of the Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are:

•	70,000 shares of Series B Preferred Stock, representing beneficial ownership of 100% of the shares of Series B Preferred Stock outstanding on the date of this prospectus;

•	a warrant to purchase 751,611 shares of our common stock, representing beneficial ownership of approximately 3.48% of our common stock as of January 20, 2009; and

•	751,611 shares of our common stock issuable upon exercise of the warrant, which shares, if issued, would represent ownership of approximately 3.48% of our common stock as of January 20, 2009.

For purposes of this prospectus, we have assumed that, after completion of the offering covered by this prospectus, none of the securities covered by this prospectus will be held by the selling securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities, subject to restrictions on exercise of voting rights on Series B Preferred and common stock issuable upon exercise of the Warrant as described in “Description of Series B Preferred Stock” and “Description of the Warrant” above, respectively.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby, and certain legal matters relating to Delaware law, including the validity of the securities offered hereby, will be passed upon for us by Sonnenschein Nath & Rosenthal LLP, Two World Financial Center, New York, New York 10281.  If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated financial statements of financial condition of Flushing Financial Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2007 and internal control over financial reporting as of December 31, 2007 have been audited by Grant Thornton LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of income, changes in stockholders’ equity, and cash flows of Flushing Financial Corporation and subsidiaries for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

FLUSHING FINANCIAL CORPORATION

___________________

PROSPECTUS

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____________, 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following statement sets forth our expenses in connection with the offering described in the Registration Statement (all of which we will bear).  All amounts shown are estimated, except the SEC registration fee.

SEC registration fee	$3,163.65
Accountants’ fees and expenses	25,000
Legal fees and expenses	32,500
TOTAL	$60,663.65

Item 15.  Indemnification of Directors and Officers

Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  Similar indemnification is authorized for such person against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) he shall not have been adjudged liable to the corporation.  Any such indemnification (unless ordered by a court) may be made by the corporation only as authorized in each specific case by the corporation upon a determination that indemnification of the present or former director, officer, employee or agent is proper because such person has met the applicable standard of conduct, which indemnification shall be made in the case of a director or officer at the time of the determination by the shareholders, a majority vote of disinterested directors, a committee of disinterested directors or by independent legal counsel in a written opinion, if there are no such directors or if such directors so direct.

Section 145 of the DGCL also authorizes a corporation to pay the expenses (including attorneys’ fees) incurred by an officer or director in defending any such proceedings in advance of their final disposition.  Such advance payment of expenses, however, may be made only upon delivery to the corporation by the indemnified party of an undertaking to repay all amounts so advanced if it shall ultimately be determined that the person receiving such payments is not entitled to be indemnified pursuant to Section 145 of the DGCL.  The DGCL also provides that its provisions regarding indemnification and advancement of expenses are not exclusive of other rights which may be provided by bylaw, agreement, or otherwise.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance, at its expense, on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against or incurred by such person in any such capacity, or arising out of such status, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145 of the DGCL.

Article TENTH of the Company’s Certificate of Incorporation limits the personal liability of directors in specified circumstances and sets forth circumstances under which directors, officers, employees and agents of the Company may be indemnified against liability which they incur in their capacities as such.  Article TENTH provides as follows:

TENTH.

(A) No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.  If the Delaware General Corporation Law is amended after the date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation law, as so amended.

(B) The Corporation shall indemnify to the fullest extent permitted by the laws of the State of Delaware as from time to time in effect any person who was or is a party or is threatened to be made a party to, or otherwise requires representation by counsel in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation, or, while serving as a director or officer of the Corporation, is or was serving, in any capacity, at the request of the Corporation, any other corporation, partnership, joint venture, trust, association or other enterprise, including service with respect to an employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, against judgments, fines, penalties, amounts paid in settlement, and expenses (including attorneys’ fees and expenses, expenses and cost of investigations, and expenses of enforcement of such person’s rights under this Article TENTH) incurred by such person in connection with such Proceeding; provided, however, that no such indemnification shall be required for amounts paid in any settlement or other nonadjudicated disposition of any Proceeding unless the Board of Directors of the Corporation has given its prior consent to such settlement or disposition.

(C) The right to indemnification conferred by this Article TENTH shall also include the right of such persons to be paid in advance by the Corporation for their expenses to the full extent permitted by the laws of the State of Delaware as from time to time in effect.  The right to indemnification conferred on such persons by this Article TENTH shall be a contract right and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

(D) The Corporation may, to the extent authorized from time to time by the Board of Directors, indemnify to the fullest extent permitted by the laws of the State of Delaware as from time to time in effect any person who was or is party or is threatened to be made a party to, or otherwise requires representation by counsel in connection with, any Proceeding, by reason of the fact that such person is or was an employee (other than an officer) or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity.

The rights and authority conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation or the By-Laws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

Notwithstanding anything to the contrary contained in this Article TENTH, the Corporation shall not indemnify any person in connection with any Proceeding initiated by such person against any other person or entity other than the Corporation or any Subsidiary unless such Proceeding was authorized by the Board of Directors of the Corporation.

Neither the amendment nor repeal of this Article TENTH, nor the adoption of any provision of the Certificate of Incorporation or By-Laws or of any statute inconsistent with this Article TENTH, shall eliminate or reduce the effect of this Article TENTH in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

The Company has entered into Indemnity Agreements with each of its directors and executive officers, which provide for mandatory indemnification for each such person to the full extent permitted by law against judgments, fines, amounts paid in settlement in connection with any claim arising out of such person’s service to the Company unless he was adjudicated to have acted in bad faith, deliberate dishonesty or for personal gain.  The agreements provide for advancement of expenses and specify procedures for determining entitlement to indemnification in a particular case.

The Company maintains insurance coverage under which the Company’s officers and directors (as well as the Company) are indemnified under certain circumstances with respect to litigation and other costs and liabilities arising out of actual or alleged misconduct of such officers and directors.

For the undertaking with respect to indemnification, see Item 17 in this Registration Statement.

Item 16.  Exhibits

Exhibit Number	Description
3.1	Certificate of Designations, establishing the terms of the Series B Preferred Stock, dated December 16, 2008*
4.1	Form of Certificate for the Series B Preferred Stock*
4.2	Warrant for Purchase of Shares of Common Stock, issued on December 19, 2008*
4.3
Letter Agreement including the Securities Purchase Agreement – Standard Terms attached thereto, dated December 19, 2008, between the Company and United States Department of the Treasury, with respect to the issuance and sale of the Series B Preferred Stock and the Warrant*

5.1	Opinion of Sonnenschein Nath & Rosenthal LLP**
12.1	Computation of Ratio of Earnings to Combined Fixed Charges (see page 6 of this Registration Statement)
23.1	Consent of Sonnenschein Nath & Rosenthal LLP (included in Exhibit 5.1)
23.2	Consent of Grant Thornton LLP**
23.3	Consent of PricewaterhouseCoopers LLP**
24	Power of Attorney (see page II-7 of this Registration Statement)

*	Filed as an Exhibit to the Registrant’s Current Report on Form 8-K filed on December 23, 2008 and incorporated herein by reference

**	Filed herewith

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities in the post-effective amendment at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of 314 securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Act and is, therefore unenforceable.  In the event that a claim for indemnification against liabilities arising under the Securities Act of 1933 (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the submitted issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Success and the State of New York on the 27th day of January, 2009.

Flushing Financial Corporation

By:	/s/ John R. Buran
John R. Buran
President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Flushing Financial Corporation, hereby severally constitute and appoint John R. Buran as our true and lawful attorney with full power to him to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering or for any additional offerings (as contemplated by the Registration Statement filed herewith) which may be filed under Rule 415 or Rule 462, and generally to do all that is necessary in our name and on our behalf in our capacities as officers and directors to enable Flushing Financial Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said Registration Statement and any and all amendments thereto or to any subsequent Registration Statement for the same offering or for any additional offerings (as contemplated by the Registration Statement of which this prospectus is a part filed herewith) which may be filed under Rule 415 or Rule 462.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 27th day of January, 2009.

Signature	Title

/s/ John R. Buran	President and Chief Executive Officer
John R. Buran

/s/ Louis C. Grassi	Director
Louis C. Grassi

/s/ Michael J. Hegarty	Director
Michael J. Hegarty

/s/ Vincent F. Nicolosi	Director
Vincent F. Nicolosi

/s/ John E. Roe Sr.	Director
John E. Roe Sr.

/s/ James D. Bennett	Director
James D. Bennett

/s/ Steven J. D’Iorio	Director
Steven J. D’Iorio

/s/ Sam Han	Director
Sam Han

/s/ John J. McCabe	Director
John J. McCabe

/s/ Donna M. O’Brien	Director
Donna M. O’Brien

/s/ Michael J. Russo	Director
Michael J. Russo

/s/ David W. Fry	Chief Financial Officer
David W. Fry	(Principal Financial and Accounting Officer) and Executive Vice President